Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK OF
PERSEON CORPORATION
AT $1.00 NET PER SHARE
AND
ALL OUTSTANDING PUBLICLY-TRADED WARRANTS
TO PURCHASE SHARES OF COMMON STOCK OF
PERSEON CORPORATION
AT $0.02 NET PER WARRANT
BY
GALIL MERGER SUB, INC.
A WHOLLY-OWNED SUBSIDIARY OF
GALIL MEDICAL INC.,
A WHOLLY-OWNED SUBSIDIARY OF
GALIL MEDICAL LTD.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME, ON DECEMBER 7, 2015, UNLESS THE OFFER IS EXTENDED.

November 5, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Galil Medical Inc., a Delaware corporation ("Parent"), to act as Information Agent in connection with the offer by Galil Merger Sub, Inc., a Delaware corporation (or any permitted assignee thereof, "Purchaser") and a wholly-owned subsidiary of Parent, to purchase (i) all outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Perseon Corporation, a Delaware corporation ("Perseon"), other than Shares owned by Galil Medical Ltd, an Israeli company ("Israeli Parent"), Parent and Purchaser, at a purchase price of $1.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, and (ii) all of the publicly-traded warrants to purchase Perseon common stock (the "Public Warrants"), other than Public Warrants owned by Israeli Parent, Parent and Purchaser, at a purchase price of $0.02 per Public Warrant, net to the seller in cash, without interest thereon and less any applicable withholding taxes, each upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 5, 2015 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

        Holders of Shares whose certificates for such Shares (the "Share Certificates") or Public Warrants (the "Public Warrant Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Wells Fargo Bank, N.A. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must, if they wish to tender their Shares or Public Warrants, tender their Shares or Public Warrants according to the guaranteed delivery procedures set forth in "Procedures for Accepting the Offer and Tendering Shares and Public Warrants" of the Offer to Purchase.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares (excluding Shares tendered by guaranteed delivery for which the underlying Shares have not been received) that, together with the Shares, if any, then owned by Israeli Parent, Parent and Purchaser, would represent at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that Perseon would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise), and (ii) there having been validly tendered and not withdrawn prior to the expiration of the Offer a number of Public Warrants (excluding Public Warrants tendered by guaranteed delivery for which the underlying Public Warrants have not been received) that would represent at least sixty-five percent (65%) of the outstanding Public Warrants on the date of purchase.

        The Offer is subject to a financing condition. Specifically, the Offer is conditioned upon Parent (either directly or through its affiliates) having received the proceeds of the Financing or Parent's (or its affiliate's) lenders and/or investors having definitively and irrevocably confirmed in writing to Parent and Purchaser that the proceeds of the Financing shall be available at the consummation of the Offer on terms acceptable to Parent and Purchaser and subject only to the satisfaction of the other conditions to the Offer (the "Financing Condition"). For purposes of this Offer, "Financing" shall be defined as definitive agreements with respect to debt or equity financing or some combination of debt and equity financing in an aggregate amount (after taking into consideration the funds otherwise expected to be available to Parent) that is required to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and to pay any fees and expenses payable by Parent, Purchaser or Perseon in connection therewith. Parent does not currently have alternative financing arrangements if the Financing Condition is unable to be satisfied. The Offer is also subject to certain other conditions discussed in "Conditions to the Offer" of the Offer to Purchase.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  1.
  The Offer to Purchase.

  2.
  The Letter of Transmittal for your use in accepting the Offer and tendering Shares and Public Warrants and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares and Public Warrants).

  3.
  The Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates or Public Warrant Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, on a timely basis.

  4.
  A printed form of letter that may be sent to your clients for whose accounts you hold Shares or Public Warrants registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  5.
  A return envelope addressed to Wells Fargo Bank, N.A. as Depositary.

        In order to tender Shares or Public Warrants in the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in "Procedures for Accepting the Offer and Tendering Shares and Public Warrants" of the Offer to Purchase) in connection with a book-entry delivery of Shares or Public Warrants, and other required documents should be sent to the Depositary, and (ii) Share Certificates representing the tendered Shares or Public Warrant Certificates representing Public Warrants should be delivered to the Depositary, or such Shares or Public Warrants should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares or Public Warrants pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

        Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares or Public Warrants pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        PLEASE CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 PM, NEW YORK CITY TIME, ON DECEMBER 7, 2015, UNLESS THE OFFER IS EXTENDED.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

MORROW & CO., LLC

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, PERSEON, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.